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                                                                      EXHIBIT 99

BOWMAR AND EDI ANNOUNCE
AMENDMENT TO MERGER AGREEMENT

August 25, 1998 9:25 AM EDT

PHOENIX, and WESTBOROUGH, Mass., Aug. 25 -- Bowmar Instrument Corporation (Bowmar) (Amex: BOM) and Electronic Designs, Inc. (EDI) (Nasdaq: EDIX) announced today that they have entered into an amendment to the Agreement and Plan of Merger originally executed on May 3, 1998, to provide that upon consummation of the Merger each share of common stock of Electronic Designs will be converted into 1.275 shares of common stock of Bowmar (the "Exchange Ratio"). The Exchange Ratio had originally been fixed at 1.375. Discussions between the parties concerning the Exchange Ratio followed EDI's recent announcement of third quarter results. In connection with the amendment, the parties also agreed to change the accounting treatment of the Merger from pooling accounting to purchase accounting. The parties expect to file an amended registration statement with the Securities and Exchange Commission shortly and anticipate that the Merger will close in late September or early October, subject to approval by the stockholders of both companies.

Bowmar, which is headquartered in Phoenix, Arizona, designs, manufactures and sells state-of-the-art microelectronic, semiconductor memory, and electromechanical products for a variety of commercial, industrial and military markets, particularly for telecommunications, data communications equipment and aerospace. The Company's manufacturing facilities are located in Fort Wayne, Indiana and Phoenix, Arizona.

EDI designs, manufactures and markets semiconductor memory and flat panel display products for OEMs in the global commercial, industrial and military markets, particularly telecommunications, data communications and avionics.

To learn more about Bowmar's business, visit its web site at www.bowmarinstrument.com.

Information about EDI is accessible through its web site at www.electronic-designs.com. SOURCE Bowmar Instrument Corporation.